Frame Agreement on Developing E-learning Cooperative Project

Cooperative parts:

Part A: FUDAN University E-learning College

Part B: Shanghai Broadband Network Inc.

Part A biography:

Originally opened in 2000, E-Learning College is one of the youngest colleges in FUDAN University. Being operated with advanced management system by experienced staff, the college aims at providing highly qualified human resource for various industries through its extensive training and becoming one of the most famous e-learning colleges in 5 years.

Part B biography:

Asia Broadband Inc. (ASAB) is a company incorporated in Nevada with its headquarters in Atlanta. The major business of ASAB is: broadband technology and product: online education. Shanghai Broadband Network Inc. is a Sino-US joint venture which is 75% owned and controlled by Asia Broadband Inc. It was registered in Shanghai Pudong Zhangjiang High Tech Park in 2000. Its Chinese shareholders include The Technical Center of Shanghai Information Authority and SIT Enterprise Development Co. Ltd. The goal of Shanghai Broadband is to be a leading player in the e-learning and online education and related offline classroom education services sector in China. The online education contents include non-degree, operate degree and master degree education. Currently, SBN has cooperated with several European and American famous education organization via ASAB and introduced advanced online teaching contents into China. And it's being popularized by Chinese relevant education organization.

On Aug 15, 2002 Part A and Part B discussed together about developing on line service and e-learning training in Shanghai area with the resources combined western's advanced training material and customized local curriculum. On line education, remote self-learning and on line service are the primary services. The two parts have come to the, following common agreement:

1. Direction of the cooperation

FUDAN English Express and FUDAN International Business Express will be registered as two brands by the two parts aiming at making them as the famous educational brands in three years.

Any associated property under the names of FUDAN English Express and FUDAN International Business Express belongs to both parts and should not be used by any single part unless being agreed by the other. In the mean while, an organization with be created to manage the whole project.

FUDAN Step by Step Listening and Oral English, Business English and TOEFL training will be among the first education products provided by FUDAN English Express. More products will be introduced to match the market requirements in the future.

FUDAN Chinese-English Bilingual International Commerce Management Training will become the first product brought by FUDAN International Business Express. More products will be introduced to match the market requirements in the future.

Based on this frame agreement, cooperative and implementation regulations will be discussed and signed in separate agreements.

2. Obligations and Responsibilities

Obligations and responsibilities of each part are differed by different projects and will be specified in project agreement. Below outlines the basic responsibilities:

For Part A

a. Introduce / provide course and material of Integrated English, obligate for legal and economic responsibilities of any relevant course and material copyright, usufruct.

b. Customize web version courseware of Integrated English

c. Establish online teaching scheme, after class tutoring plan, organizing group activities.

d. Teaching material printing and publishing.

e. Carry out cooperating with Fudan University

f. Project propagandizing and popularizing and market management.

For Part B

a. Provide online education platform daily operating, maintaining and technical guarantee.

b. Provide necessary distance classroom and video conference tools required after school.

c. Online propaganda (using flapping icon, banner on Shanghai Online Education main page and releasing an ad on telecom bill in 2003), student online registration and tuition collection, online teaching content distribution, background management of student online authentication and so on.

d. Material online selling

e. ADSL bundle selling matters

f. Offline popularizing with Part A

Part A and part B should both provide all the original copies of legal documents to certify the items they are responsible for. A second copy of those legal documents will have to be added as an appendix in this agreement.

3. Income and dividend

Proportion of dividend for each part is differed by different project, which will be stated in detail in the cooperative project agreement.

4. Responsibility of Breaching of Contract and Dispute Solution

1) If the agreement cannot be implemented or cannot be completely implemented because any of the parts breaches the agreement, the other part has the authority to terminate the contract.

2) The obeying part has the authority to request for compensation from the breaching part if the breaching part makes obeying part's interest damaged or directly results the economy loss to the obeying part.

3) All disputes related to this agreement should be solved via discussion first. If the problem cannot be solved within 60 days, either part can lodge a complaint to Shanghai Yangpu District Arbitration agent.

5. Other issues

1) Any part once to or possibly had to disclose this contract to other source concerned respective service, the financial condition, the company organization and the personnel material (including written and non-written, obtained material in public situation to be an exception), the material accepted part is to keep secret and not to disclose the above material to any person.

2) If the written agreement is not obtained under this agreement, any part cannot announce or disclosure cooperation project content to the public, or declare the cooperation. If violates the above situation, the part who breaks the contract should make the compensation to the other part.

3) This agreement has duplicate with the same force adeffect, each part has one copy.

4) It goes into effect when it's signed and sealed by both parts. Any not completely matters concerned, consult together by both sides, the additional regulations will be made as the inalienable part of this agreement.

Part A: Fudan Online Education Institute

Authorized representative: Zhong Xu

Address:

Part B: Shanghai Broadband Network Inc.

Authorized representative: Yuguo Zhang

Address: